Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

First Quarter 2007 Earnings

April 25, 2007, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended March 31, 2007. Total revenue for the quarter ended March 31, 2007 increased 9.6% to $36,684,000 compared to $33,467,000 for the 2006 quarter. Operating income, defined as net income available to common stockholders before minority interests and preferred stock dividends, increased 15.8% to $11,009,000 for the 2007 quarter compared to $9,509,000 for the comparable 2006 quarter. Net income available to common stockholders was $6,874,000 or $0.39 per diluted share for the 2007 quarter, a per share increase of 18.2% compared to net income available to common stockholders of $5,707,000 or $0.33 per diluted share for the 2006 quarter. The operating income increase for the 2007 quarter was produced by (1) Lansdowne Town Center, the 188,000 square foot shopping center development near Leesburg, Virginia, which commenced operations during the fourth quarter 2006, (2) successful leasing activity at several core properties and (3) to a lesser extent other development properties.

Same property revenue for the total portfolio increased 5.1% for the 2007 quarter compared to the 2006 quarter and same property operating income increased 3.1%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Same property operating income in the shopping center portfolio increased 2.7% for the 2007 quarter compared to the prior year’s quarter. Same property operating income in the office portfolio grew 4.0% for the 2007 quarter. Successful leasing activity at several core properties produced the significant portion of increased property operating income for the 2007 quarter.

As of March 31, 2007, 95.9% of the operating portfolio was leased, compared to 96.8% a year earlier. The company’s significant development property, the 188,000 square foot Lansdowne Towne Center, was 91.0% leased at March 31, 2007. On a same property basis, 96.0% of the portfolio was leased, compared to the prior year level of 96.8%. Approximately half of the 2007 leasing percentage decrease resulted from the departure of a 32,000 square foot local grocery anchor at Belvedere shopping center in Baltimore, Maryland.

www.SaulCenters.com

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 11.3% to $15,457,000 in the 2007 quarter compared to $13,885,000 for the same quarter in 2006. On a diluted per share basis, FFO available to common shareholders increased 8.1% to $0.67 per share in 2007 compared to $0.62 per share for the 2006 quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales. FFO increased in the 2007 quarter due to increased operating income from (1) Lansdowne Town Center, (2) successful leasing activity at several core properties and (3) to a lesser extent acquisition and development properties.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 47 community and neighborhood shopping center and office properties totaling approximately 7.9 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Real estate investments
Land	$154,690	$154,047
Buildings and equipment	638,108	631,797
Construction in progress	55,517	56,017

	848,315	841,861
Accumulated depreciation	(219,455)	(214,210)

	628,860	627,651
Cash and cash equivalents	8,427	8,061
Accounts receivable and accrued income, net	31,616	33,248
Deferred leasing costs, net	16,908	18,137
Prepaid expenses, net	2,363	2,507
Deferred debt costs, net	5,086	5,328
Other assets	8,315	5,605

Total assets	$701,575	$700,537

Liabilities
Mortgage notes payable	$483,892	$487,443
Revolving credit facility	32,000	35,000
Dividends and distributions payable	12,061	11,558
Accounts payable, accrued expenses and other liabilities	19,078	16,409
Deferred income	11,975	12,251

Total liabilities	559,006	562,661

Minority Interests	5,537	5,785

Stockholders' Equity
Preferred stock	100,000	100,000
Common stock	175	173
Additional paid in capital	147,297	141,554
Accumulated deficit	(110,440)	(109,636)

Total stockholders' equity	137,032	132,091

Total liabilities and stockholders' equity	$701,575	$700,537

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Revenue
Base rent	$29,021	$26,900
Expense recoveries	6,598	5,513
Percentage rent	202	326
Other	863	728

Total revenue	36,684	33,467

Operating Expenses
Property operating expenses	4,805	3,968
Provision for credit losses	112	80
Real estate taxes	3,526	3,052
Interest expense and amortization of deferred debt	8,294	8,019
Depreciation and amortization of deferred leasing costs	6,448	6,376
General and administrative	2,490	2,463

Total operating expenses	25,675	23,958

Operating Income	11,009	9,509
Minority Interests	(2,135)	(1,802)

Net Income	8,874	7,707
Preferred Dividends	(2,000)	(2,000)

Net Income Available to Common Stockholders	$6,874	$5,707

Per Share Net Income Available to Common Stockholders :
Diluted	$0.39	$0.33

Weighted Average Common Stock Outstanding :
Common stock	17,415	16,911
Effect of dilutive options	203	152

Diluted weighted average common stock	17,618	17,063

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Reconciliation of Net Income to Funds From Operations (FFO) (1)
Net Income	$8,874	$7,707
Add: Real property depreciation & amortization	6,448	6,376
Add: Minority interests	2,135	1,802

FFO	17,457	15,885
Less: Preferred dividends	(2,000)	(2,000)

FFO available to common shareholders	$15,457	$13,885

Weighted Average Shares Outstanding :
Diluted weighted average common stock	17,618	17,063
Convertible limited partnership units	5,416	5,347

Diluted & converted weighted average shares	23,034	22,410

Per Share Amounts:
FFO available to common shareholders	$0.67	$0.62

Reconciliation of Net Income to Same Property Operating Income
Net Income	$8,874	$7,707
Add: Interest expense and amortization of deferred debt	8,294	8,019
Add: Depreciation and amortization of deferred leasing costs	6,448	6,376
Add: General and administrative	2,490	2,463
Less: Interest income	(95)	(67)
Add: Minority interests	2,135	1,802

Property operating income	28,146	26,300
Less: Acquisitions & developments	(1,279)	(231)

Total same property operating income	$26,867	$26,069

Total Shopping Centers	$19,946	$19,417
Total Office Properties	6,921	6,652

Total same property operating income	$26,867	$26,069

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company's Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as a indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.